Third Addendum to Office Space Lease

THIS THIRD ADDENDUM TO OFFICE SPACE LEASE is made and entered into by and between **Frodsham Real Estate II**, a Utah limited liability company ("Landlord"), and **Fresh Medical Laboratories, Inc**, ("Tenant").

Landlord and Tenant previously executed an Office Space Lease dated July 31, 2009 relating to that certain office space located at 747 East South Temple, Salt Lake City, Utah referenced hereafter as Suite 150. The Lease Term under such Office Space Lease expires on July 31, 2011. By virtue of this Third Addendum to Office Space Lease, the parties desire to amend the Office Space Lease term and rental obligations owed thereunder. Where applicable, it is agreed that the terms of this Third Addendum shall supersede any conflicting term or terms in any prior Addendum or Agreement.

Landlord and Tenant hereby agree as follows:

1. **Lease Term.** The term of the lease shall be extended for a period of three (3) years through and including July 31, 2014.

2. **Documentation.** Landlord agrees to document the Lease Space in the form of a simple floor plan, replacing Attachment A of the July 31, 209 Office Lease Agreement in a form agreed by the Tenant in writing.

3. **Rent.** During the extended Lease term, the monthly base rental obligation shall be:
   a. $2,065.54/ month from August 1, 2011 – July 31, 2012.
   b. $2,127.50/ month from August 1, 2012 – July 31, 2013.
   c. $2,191.33/month from August 1, 2013 – July 31, 2014.

4. **Tenant Improvements.** In connection with this addendum, no improvements will be made to the space in conjunction with this addendum.

5. **Termination.** In the event Tenant outgrows the current leased premises and the Landlord does not have additional space for Tenant to move into which is satisfactory to the Tenant, Tenant will be allowed to terminate the lease agreement with 90-day written notice.

6. **Services**. Landlord shall include janitorial services at the same level of service as provided in the prior lease period.

7. **No representation**. Neither the Landlord or Tenant has been or will be represented by any commissioned agent in the Third Addendum.

8. **Continuing Effect of Lease.** Except for the modifications and amendments contained herein, the parties acknowledge and agree that all of the terms conditions of the original Office Space Lease shall continue to apply during the Lease term. The parties confirm the continuing validity of the Office Space Lease in all respects, as amended hereby. The parties further confirm that each other has fully performed their respective Lease obligation as of the date of this Addendum.

IN WITNESS WHEROF, the parties hereto have caused this Third Addendum to Office Space Lease to be executed on the dates set forth below. This Third Addendum shall be effective upon execution by both Landlord and Tenant.

LANDLORD:

Frodsham Real Estate II

By: ______________________

Dated: Aug. 18, 2011

TENANT:

Fresh Medical Laboratories, Inc

By: ______________________

Dated: July 31, 2011